Exhibit (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Janus Detroit Street Trust of our reports dated December 23, 2024, relating to the financial statements and financial highlights of Janus Henderson Small Cap Growth Alpha ETF and Janus Henderson Small/Mid Cap Growth Alpha ETF, which appear in Janus Detroit Street Trust’s Certified Shareholder Report on Form N-CSR for the year ended October 31, 2024. We also consent to the reference to us under the cover page on the Statement of Additional Information and the headings "Financial Statements", "Independent Registered Public Accounting Firm" and "Financial Highlights" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Denver, Colorado

May 8, 2025